PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN

(as amended and restated effective October 15, 2020)

PERFORMANCE RESTRICTED STOCK UNIT AWARD NOTICE

Participant:	[ ]
Type of Award:	Performance Restricted Stock Units
Target Number of Performance Restricted Stock Units:	[ ]
Date of Grant:	July 15, 2022
Performance Period:	June 1, 2022 through May 31, 2024
Vesting Date:	July 15, 2025
Retention Multiple:	[Fill-in 6x for CEO, 4x for President; 3x for SVPs; 2x for VPs]

This Award Notice serves to notify you that the Governance and Compensation Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) hereby grants to you, under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 15, 2020 (the “Plan”), an award (the “Award”) of Performance Restricted Stock Units (the “Units”), on the terms and conditions set forth in the attached Performance Restricted Stock Unit Award Agreement and the Plan, covering the number of shares of the Company’s $.01 par value common stock (the “Common Stock”) at the target level of performance equal to the Target Number of Performance Restricted Stock Units set forth above.

Stock Retention Requirement. For purposes of the Award, during the term of your employment by the Company, the Committee has established a target of ownership of Common Stock with a value of your annual base salary times the Retention Multiple set forth above. Stock that counts toward satisfaction of this target includes, but is not limited to, stock purchased by you on the open market, stock obtained through stock option exercise, restricted shares, restricted stock units, stock obtained through grants of restricted stock or restricted stock units, stock owned (indirectly) through a qualified retirement plan maintained by the Company, stock owned jointly with your spouse, and stock beneficially owned by a trust for the benefit of you, your spouse and/or your children. Notwithstanding the terms of the Performance Restricted Stock Unit Award Agreement, until you reach the established stock ownership target, you will be required to retain the shares of Common Stock that you receive when the shares represented by this Award vest, except that you may sell sufficient shares to satisfy your tax obligations as set forth in Section 11 of the Award Agreement. Once you have achieved the target ownership, the number of shares of Common Stock

2022 PSU - Officer

associated with your target ownership amount will be determined based on the stock price at that time, and unless otherwise prohibited by agreement, policy, law or otherwise, you may thereafter sell, gift or otherwise transfer any vested shares of Common Stock received under the Award so long as after such sale, gift or other transfer you will continue to own the number of shares of Common Stock associated with your target ownership amount. The Company shall be authorized to add a legend regarding this restriction on transfer to any certificate representing the shares of Common Stock under the Award.

PAYCHEX, INC.

2

PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN

(as amended and restated effective October 15, 2020)

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

1.
Grant of Performance Restricted Stock Units. This Performance Restricted Stock Unit Award Agreement (the “Award Agreement”) sets forth the terms and conditions of the award (the “Award”) of Performance Restricted Stock Units (the “Units”) granted to you by the Governance and Compensation Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 15, 2020 (the “Plan”), as described on your Award Notice. The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference and made a part of this Award Agreement. The capitalized terms used in this Award Agreement, and not otherwise defined herein, are defined in the Plan.
2.
Components and Target Number of Performance Restricted Stock Units. The Award consists of two components: (a) the Service Revenue component; and (b) the Operating Income component, each of which shall represent 50 percent of the Target Number of Performance Restricted Stock Units.
3.
Determination of Number of Units.
(a)
Potential Number of Units and Actual Number of Units. As soon as practicable after the last day of the Performance Period, the Committee shall determine under Section 3(b) and 3(c) the number of Units that have become eligible to vest, if any, each as of the last day of the Performance Period. The sum of the Units under the Service Revenue metric and the Units under the Operating Income metric shall be the Potential Number of Units as so determined. The Committee may, in its sole discretion, then reduce, but not increase, the Potential Number of Units to determine the Actual Number of Units.
(b)
Service Revenue. The Units eligible to vest under the Service Revenue metric shall be determined based upon the Company’s cumulative Service Revenue for the Performance Period, as determined by the Committee, and the Service Revenue Units matrix attached hereto as Exhibit A.
(c)
Operating Income. The Units eligible to vest under the Operating Income metric shall be determined based upon the Company’s cumulative Operating Income for the Performance Period, as determined by the Committee, and the Operating Income Units matrix attached hereto as Exhibit A.
(d)
Calculation. In determining the Potential Number of Units, “Service Revenue” and “Operating Income” for the Performance Period, mean the cumulative Company

2022 PSU - Officer

Service Revenue and Operating Income, respectively, each as determined by summing the values reported in the Company’s annual audited financial statements for such period, but in each case excluding the following (each, an “Exclusion Item”): asset write-downs or impairments; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to entering or exiting certain business activities; and gains or losses from the acquisition or disposition of businesses or assets, from discontinued operations, or from the early extinguishment of debt, or other unusual items. Notwithstanding the Exclusion Items, “Service Revenue” shall include cumulative Company Service Revenue attributable to business acquisitions in an amount not to exceed 2% of the Service Revenue target goal set forth in the Service Revenue Units matrix attached hereto as Exhibit A. In addition to its general authority to reduce the Potential Number of Units when determining the Actual Number of Units, the Committee may, in its sole discretion, take into consideration the effect of the inclusion of one or more of the Exclusion Items, provided, however, that the Actual Number of Units may not exceed the Potential Number of Units as determined pursuant to this Section 3(a).
(e)
Committee’s Determinations Final. The Committee’s determination of the Service Revenue, the Operating Income, the Potential Number of Units and the Actual Number of Units pursuant to this Award Agreement shall be final, binding and conclusive upon you and all persons claiming under or through you.
4.
Vesting of Actual Number of Units.
(a)
Continued Employment Required. Subject to the terms set forth in this Award Agreement and the Plan, the Actual Number of Units will vest based on your continuous full-time employment with the Company through the Vesting Date as set forth on your Award Notice. Whether and as of what date your full-time employment with the Company shall terminate if you are granted a leave of absence or commence any other break in employment intended by your employer to be temporary, shall be determined by the Committee in its sole discretion. Except as otherwise provided by Section 4(b) or 4(c), if your continuous full-time employment with the Company terminates before the Vesting Date for any reason, then the Award shall be forfeited and cancelled immediately.
(b)
Termination Due to Death or Disability. If your employment terminates during the Performance Period due to death or Disability, then you or your estate shall be entitled to receive a pro-rata payment of the Target Number of Performance Restricted Stock Units based on the ratio of the number of days from the beginning of the Performance Period through the date of your death or Disability, and the total number of days in the Performance Period (the “Pro-Rata Number of Target Units”). And if your employment terminates after the Performance Period and before the Vesting Date due to death or Disability, your Actual Number of Units shall immediately become 100% vested. Any Units that have vested as a result of the termination of your employment due to death or Disability will be paid to you pursuant to Section 6(b). Notwithstanding the terms of the Plan, for purposes of this Award Agreement, the term “Disability” means a condition whereby you are unable to perform the essential functions of your position with reasonable accommodations by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted for a continuous period of not less than six months, all as verified by a physician acceptable to, or selected by, the Company.
(c)
Retirement. If your employment terminates during the Performance Period due to Retirement following the one-year anniversary of the Date of Grant, then you shall be entitled to receive a pro-rata payment of the Actual Number of Units based on the ratio of the number of days from the beginning of the Performance Period through the date of your Retirement, and the total number of days in the Performance Period (the “Pro-Rata Number of Actual Units”). If your employment terminates after the Performance Period due to Retirement, the Actual Number of Units will be paid to you. Any Units that have vested as a result of your Retirement will be paid to you pursuant to Section 6(c). Notwithstanding the terms of the Plan, for purposes of this Award, the term “Retirement” means retirement from the Company at age 60 or later with ten or more years of employment (full-time or part-time) with the Company.
5.
Nature of Units. The Units represent book-keeping entries only and constitute the Company’s unfunded and unsecured promise to issue Shares to you on a future date. As a holder of Units, you have no rights other than the rights of a general creditor of the Company.
6.
Issuance of Shares.
(a)
Ordinary Course. Except as otherwise provided by Section 6(b) or (c), the Company shall issue a certificate or certificates representing a number of Shares equal to the Actual Number of Units that have vested as promptly as practicable following the Vesting Date, but no later than 90 days following such Vesting Date.
(b)
Death or Disability. If your employment terminates due to death or Disability during the Performance Period, the Company will issue a certificate or certificates representing a number of Shares equal to the Pro-Rata Number of Target Units as promptly as practicable following the date of your termination of employment due to death or Disability, but no later than 90 days following such date. And if your employment terminates due to death or Disability after the Performance Period, the Company will issue a certificate or certificates representing a number of Shares equal to the Actual Number of Units that have vested as promptly as practicable following the date of your termination of employment due to death or Disability, but no later than 90 days following such date.
(c)
Retirement. If your employment terminates due to Retirement, the Company will issue a certificate or certificates representing a number of Shares equal to the Pro-Rata Number of Actual Units that have vested as promptly as practicable following the Vesting Date, but no later than 90 days following such Vesting Date.
7.
Rights as a Stockholder. Prior to the issuance of Shares to you pursuant to Section 6, you will not have any of the rights of a stockholder with respect to the Shares to be issued on vesting of the Units, including, but not limited to, the right to vote (in person or by proxy) such Shares at any meeting of stockholders of the Company.
8.
Dividend Equivalents. Prior to the vesting or forfeiture of the Award, there shall be accrued on the Units an amount equivalent to the regular cash dividends paid, if any, on the Shares underlying the Units. In the event of the vesting and payment of any Units, the dividend equivalents accrued on such Units, less any withholding that the Company determines is required to be withheld therefrom, shall be paid at the time that such Units are paid to you. In the event of the forfeiture or cancellation of any Units, the dividend equivalents accrued on the Units that are forfeited shall also be forfeited.
9.
Restrictions on Transfer of Units. Units may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged or encumbered in any way, whether by operation of law or otherwise, except by will or the laws of descent and distribution. The Shares may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.
10.
Restrictions on Issuance of Shares. If at any time the Company determines that listing, registration or qualification of the Shares covered by the Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the Award or the issuance of certificate(s) for Shares hereunder, such Award or issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.
11.
Withholding. The vesting of the Award is conditioned upon your making arrangements satisfactory to the Company for the payment to the Company of the amount of all taxes required by any governmental authority to be withheld and paid over by the Company or any Affiliate to the governmental authority on account of such vesting. The payment of such withholding taxes to the Company may be made (i) by you in cash or by check, (ii) subject to the consent of the Company and in accordance with any guidelines established by the Committee, by the Company retaining the number of the Shares that would otherwise be delivered to you upon vesting that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid, or (iii) by the Company or any Affiliate withholding such taxes from any other compensation owed to you by the Company or any Affiliate. Unless you make arrangements prior to vesting to pay withholdings taxes in cash or by check, or to have such withholding taxes withheld from other compensation owed to you by the Company or any Affiliate, then at the time of vesting, the Company shall have the right to retain the number of the Shares that would otherwise be delivered to you upon vesting that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid.
12.
Limitation of Rights. Neither the Plan, the granting of the Award, the Award Notice nor this Award Agreement gives you any right to remain in the employment of the Company or any Affiliate.
13.
Non-competition, Non-solicitation, Confidentiality, and Detrimental Conduct. In consideration for the Award, you agree that during your employment and for a period of twelve (12) months following termination of employment for any reason, you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, board member, director, or in any other individual or representative capacity, engage or attempt to engage in any activity that is competitive to the business of the Company and would involve, or is likely to involve, the use or disclosure of Paychex’s Trade Secrets (as defined below) within the geographic and substantive area or areas of responsibility assigned to the you during the last twenty-four (24) months of employment. In addition, you agree that for a period of eighteen (18) months following the termination of employment for any reason, you will not directly or indirectly, solicit Company clients, prospects or referral resources, including but not limited to accountants, banks, and consultants, with which you had substantial personal involvement during your employment; nor will you recruit or hire, or attempt to recruit or hire, any other employee of Company or its affiliates, or induce or attempt to induce any employee of Company to terminate employment with Company. You also agree and acknowledge that during the course of your employment with the Company, you will obtain, have access and be privy to nonpublic, confidential, and proprietary information important to the Company’s business solely as a result of your employment with the Company, including but not limited to, sales and marketing strategies, price lists, client lists, client confidential information, referral sources, and goodwill (“Trade Secrets”). You hereby recognize and agree that Paychex’s Trade Secrets are confidential, proprietary and highly valued protectable interests. You agree that during and after employment, you shall not divulge or make use of any Trade Secrets, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity without prior written consent of the Company. This Agreement does not, however, limit your ability to communicate with any federal governmental agency or otherwise participate in any investigation or proceeding that may be conducted by any federal governmental agency, including providing documents or other information, without notice to the Company. You further agree that you will not, during your employment, engage in conduct which is detrimental to the Company, including violation of the Company’s Code of Business Ethics and Conduct, criminal conduct, fraud, or willful misconduct. These covenants are not intended to, and do not, limit in any way the rights and remedies provided to the Company under the Plan, other agreements with you, or under common or statutory law. If on the Date of Grant, you primarily work from a US state in which any of the terms of the non-competition or non-solicitation restrictions set forth in this Section 13 are deemed to be illegal or invalid, then such terms are hereby deemed void to the extent required by such applicable state law and shall not be considered part of this Award Agreement so long as you primarily work in any such state, but the remaining terms set forth in this Section 13 which are not deemed illegal or invalid shall continue to apply.
14.
Repayment of Financial Gain.
(a)
If you fail to comply with Section 13 of this Award Agreement, the Company may cancel any unvested portion of this Award and recover from you the total number or vesting date value of Shares whose vesting date occurred pursuant to this Award during the 24-month period preceding your breach of any covenant in Section 13 of this Award Agreement. The total number or value of the vested Shares shall include the amount of any dividends paid to you during the 24-month period specified above and shall not be reduced for the payment of applicable taxes or other amounts.
(b)
If you fail to comply with Section 13 of this Award Agreement, upon demand by the Company, you will repay the Company in accordance with the terms of Section 14(a), and the Company shall be entitled to offset the amount of any such repayment obligation against any amount owed to you by the Company. The remedies set forth in this Section are in addition to any other remedies the Company may have, at law or equity, for your violation of the terms of this Award Agreement.
15.
Rights of Company and Affiliates. This Award Agreement does not affect the right of the Company or any Affiliate to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, Shares or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.
16.
Plan Controls. In the event of any conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan will be controlling and determinative.
17.
Amendment. Except as otherwise provided by the Plan, the Company may only alter, amend or terminate the Award with your consent.
18.
Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions. All parties consent to exclusive personal jurisdiction in New York courts and agree that venue shall be New York State Supreme Court, Monroe County.
19.
Section 409A. The Award is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and the Plan and this Award Agreement shall be interpreted and administered consistent with such intention. References to “termination of employment,” “Retirement” and similar terms used in this Award Agreement mean, to the extent necessary to comply with Section 409A, the date that you incur a “separation from service” within the meaning of Section 409A. Notwithstanding anything in this Award Agreement to the contrary, if at the time of your separation from service, you are a “specified employee” for purposes of Section 409A, and payment under this Award Agreement as a result of such separation from service is required by Section 409A to be delayed by six months, then the Company shall make such payment on the day following the six-month anniversary of your separation from service to the extent required to comply with Section 409A. The Company’s right to offset pursuant to Section 14(b) of this Award Agreement is limited to the extent that and until the application of an offset at a given time would not result in a violation of Section 409A.
20.
Dodd-Frank Clawback. Notwithstanding any provision of this Award Agreement to the contrary, this Award is subject to clawback under any policy adopted by the Company implementing Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto, as described in the Plan.

* * *

EXHIBIT A

Service Revenue Units Matrix

	Threshold	Target	Maximum
Service Revenue	$	$	$
Number of Units as a % of the Target Number of Performance Restricted Stock Units under the Service Revenue Component*	60%	100%	150%

* If Service Revenue is less than Threshold, the Number of Units as a % of the Target Number of Performance Restricted Stock Units under the Service Revenue Component will be 0%, and if Service Revenue is greater than Maximum, the Number of Units as a % of the Target Number of Performance Restricted Stock Units under the Service Revenue Component will be the Maximum %. If Service Revenue is greater than Threshold and less than Target, or greater than Target and less than Maximum, the Number of Units as a % of the Target Number of Performance Restricted Stock Units under the Service Revenue Component will be determined based on linear interpolation.

Operating Income Units Matrix

	Threshold	Target	Maximum
Operating Income	$	$	$
Number of Units as a % of the Target Number of Performance Restricted Stock Units under the Operating Income Component*	60%	100%	150%

* If Operating Income is less than Threshold, the Number of Units as a % of the Target Number of Performance Restricted Stock Units under the Operating Income Component will be 0%, and if Operating Income is greater than Maximum, the Number of Units as a % of the Target Number of Performance Restricted Stock Units under the Operating Income Component will be the Maximum %. If Operating Income is greater than Threshold and less than Target, or greater than Target and less than Maximum, the Number of Units as a % of the Target Number of Performance Restricted Stock Units under the Operating Income Component will be determined based on linear interpolation.

2022 PSU - Officer